                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, DC  20549


                                       FORM 8-K


                                    CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES AND EXCHANGE ACT OF 1934



                          April 6, 1998 (February 25, 1998)
                   Date of report (Date of earliest event reported)




                                 THE MACERICH COMPANY
                  --------------------------------------------------
                  (Exact name of registrant as specified in charter)

            Maryland                   1-12504                95-4448705
 ------------------------------  ------------------     ---------------------
  (State or Other Jurisdiction    (Commission File          (IRS Employer
       of Incorporation)               Number)           Identification No.)



          401 Wilshire Boulevard, Suite 700, Santa Monica, CA 90401
-----------------------------------------------------------------------------
   (Address of principal executive of offices)              (Zip code)



Registrant's telephone number including area code: (310) 394-6911

                              Not applicable.
------------------------------------------------------------------------------
(Former name or former address, if changed since last report)

Item 5.   Other Events.

     On February 25, 1998, the Company sold $100 million of its Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") in a private placement to Security Capital Preferred Growth Incorporated ("SCPG"), an accredited investor, pursuant to
Section 4(2) of the Securities Act. In connection with the transaction, the Company paid a placement fee of $1 million to an affiliate of SCPG. The Series A Preferred Stock can be converted into shares of common stock on a one-for-one basis. The proceeds from the sale of the Series A Preferred Stock were used to acquire the ERE Yarmouth portfolio.

     On February 24, 1998, the Company amended its Articles of Amendment and Restatement (such amendment, the "Articles Supplementary") (see Exhibit 3.1) and on February 25, 1998, the Operating Partnership amended its Amended and Restated Limited Partnership Agreement to designate and establish the rights and privileges of the Series A Preferred Stock and Series A Preferred Units, respectively. Rights of holders of the Series A Preferred Stock include voting, dividend and liquidation preferences over the holders of common stock of the Company. In the event that for four consecutive quarters, (i) dividends on the Series A Preferred Stock are in arrears, or (ii) the Company fails to pay dividends on the common stock in an amount per share at least equal to $0.437, then the number of directors then constituting the Board will be increased and holders of the Series A Preferred Stock, together with holders of Parity Shares (as defined in the Articles Supplementary) will have the right to elect the greater of one director or such number of directors as would represent 10% of the total number of directors serving on the Company's Board.

     Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable in an amount equal to the greater of an annual dividend of $1.84 or the regular cash dividends on the common stock. No dividends will be declared or paid on any class of common or other junior stock to the extent that dividends on Series A Preferred Stock have not been declared and/or paid. The Series A Preferred Stock are not redeemable prior to February 25, 2004. On or after February 25, 2004, the Company, at its option, may redeem the Series A Preferred Stock for cash at a redemption price of $27.57 per share, plus accrued and unpaid dividends. Six months after the issue date of the Series A Preferred Stock, holders of Series A Preferred Stock may elect to convert the Series A Preferred Stock into shares of common stock on a one-for-one basis subject to certain limitations.
During such six month period, the Series A Preferred Stock will not be convertible unless the Company undergoes a Change in Control, as defined in the Articles Supplementary, ceases to qualify as a REIT for tax purposes or the Series A Preferred Stock dividends are in arrears.

     Pursuant to the Series A Preferred Securities Purchase Agreement (the "Purchase Agreement") with SCPG, the Company has covenanted to repurchase the Series A Preferred Stock (i) at a purchase price of 115% of the liquidation preference if the Company fails to continue to be taxed as a REIT or (ii) at a purchase price of 105% of the liquidation preference in the event a Change in Control (as defined in the Articles Supplementary) occurs. In connection with the Purchase Agreement, the Company also agreed to waive the application of the ownership limitation contained in the Company's Articles of Amendment and Restatement to SCPG and its affiliates based on certain representations of SCPG. SCPG and its controlled affiliates have also agreed, among other things, not to beneficially own more than 20% of the common stock of the Company.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

     3.1 Articles Supplementary, dated February 24, 1998, Classifying and Designating a Series of Preferred Stock as Series A Cumulative Convertible Redeemable Preferred Stock and Fixing Distribution and Other Preferences and Rights of Such Series.

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California.

                              THE MACERICH COMPANY



                              By:  /s/ RICHARD A. BAYER
                                   -----------------------------
                                   Richard A. Bayer
                                   General Counsel & Secretary

DATED:    April 6, 1998